Exhibit 10.27

Summary of Initial Agreement between Innventure LLC and

Corporate Development Group LLC

May 10, 2024

1.	Since April 1, 2018, Corporate Development Group LLC, an independent contractor wholly owned by Dr. John Scott, provided strategic guidance and consulting services to Innventure.

2.	Corporate Development Group LLC was paid a monthly service fee of approximately $17,500 for the services it provided to Innventure.